Exhibit 99.1

TAYLOR CAPITAL APPOINTS CONTE

CHIEF FINANCIAL OFFICER

VanCastle resigns after 18 years with the organization

Rosemont, Illinois - December 4, 2008 - Taylor Capital Group, Inc. (NASDAQ: TAYC), the holding company for Cole Taylor Bank, today announced that Randall T. Conte has been appointed Chief Financial Officer, effective immediately. Mr. Conte, who joined the organization in November as Executive Vice President and Chief Operating Officer, is assuming the additional responsibilities as Chief Financial Officer from Robin VanCastle, who announced her plans to resign from the organization following a transition period. Conte will continue to report to Mark A. Hoppe, President of Taylor Capital.

"When Randy joined us last month, he brought more than twenty years of financial and operations experience with some of the world's leading financial institutions," said Taylor Capital Chairman Bruce W. Taylor. "As soon as Robin informed us of her decision to resign, Randy's experience and expertise made him the obvious candidate to assume her responsibilities. He is exceptionally well-qualified to take on this new position."

Taylor added, "On behalf of our Board of Directors and our entire organization, I'd like to thank Robin for all of her contributions and the important role she played in the growth of the Cole Taylor organization over the last 18 years. Robin has earned the trust and admiration of our board, our shareholders and our employees time and time again by creating value through her business acumen and skillful capital and financial management. Robin's capable leadership was critical over this last year given our significant growth and challenges posed by the economic downturn. While we are sorry that Robin has elected to leave, we appreciate her willingness to ensure a smooth transition and wish her the very best for a successful future."

"After 18 years with the company and the recent changes that have occurred, I felt this would be an opportune time for me, my family and the company to make a transition to the next stage of my life. I am leaving good friends and colleagues, but am confident in the company's direction and management," said Robin VanCastle.

Mark A. Hoppe, President and Chief Executive Officer of Cole Taylor Bank, said, "I've had the pleasure of working with Randy over the last ten years and have seen his strong, strategic leadership skills in action. I am highly confident that his extensive financial and operational experience will enable him to be highly successful in this expanded and challenging senior role with the bank."

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a $4 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the business banking, real estate lending and wealth management needs of closely held and family-owned small- and mid-sized businesses. Cole Taylor Bank is a member of the FDIC and an Equal Housing Lender.

Media Contact: Ilene Stevens

847.653.7731

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